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                                   EXHIBIT 4.3




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        REPLACEMENT STOCK OPTION AGREEMENT ("OPTION AGREEMENT") DATED AS OF
        AUGUST 29, 1996, BETWEEN THE MAXIM GROUP, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND ____________________ ("OPTION HOLDER")

        On this date, the Company has acquired Image Industries, Inc. ("Image") pursuant to that certain Agreement and Plan of Reorganization, dated as of May 31, 1996, by and among the Company, TMG-II Merger Inc. and Image (the "Merger Agreement"). Pursuant to the terms of Section 3.1(e) of the Merger Agreement, on the effective date of the acquisition of Image, each holder of outstanding options to acquire shares of Common Stock of Image shall receive in exchange therefor a corresponding option to purchase shares of Common Stock of the Company having the same aggregate exercise price, terms, duration and vesting schedule, exercisable for shares of Common Stock of the Company rather than shares of common stock of Image. Accordingly, the Company has granted to the Option Holder the nonqualified stock option(s) hereinafter described pursuant to this Option Agreement, in replacement of that certain Replacement Stock Option Agreement dated as of August 10, 1993 by and between Image and the Option Holder.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

        1. Subject to all of the terms of that certain Plan and Agreement of Conversion (the "Plan") entered into as of the 30th day of July, 1993, by and among Image and Option Holder and assumed by the Company on this date (hereinafter the "Effective Date"), the Company hereby grants to the Option Holder, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option to purchase all or any part of ________ shares of the Company's common stock, $.001 par value per share (the "Common Stock"), on the terms and conditions herein set forth (the "Option").

        2. The purchase price of the shares of Common Stock subject to the Option shall be $.01 per share.

        3. Subject to the provisions of paragraph 5 of this Option Agreement, the Option shall be exercisable in whole at any time or in part from time to time after the date hereof and during the term of the Option as to all or any of the shares of Common Stock then available for purchase under the Option, but not as to less than 50 shares (or the shares then purchasable under the Option if less than 50 shares) at any one time. Subject to paragraph 4, the term of the Option shall begin on the date hereof and shall expire on March 30, 2006. The Option Holder shall have none of the rights of a shareholder with respect to the shares of Common Stock subject to the Option until such shares shall have been transferred to the Option Holder upon the exercise of the Option in accordance herewith and with the terms of the Plan.

        4. Subject to the rights of the Company under Section 4 of the Plan, the Option shall not be transferable by the Option Holder otherwise than by will or the laws of descent and distribution, and the Option is exercisable, during the Option Holder's lifetime, only by the Option Holder. The designation of a beneficiary by an Option Holder shall not constitute a transfer. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as aforesaid), pledged or encumbered in any way, unless in favor of the Company (whether by operation






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of law or otherwise), and shall not be subject to execution, attachment or similar process, except by the Company. In the event of any attempted assignment, transfer, pledge, encumbrance or other disposition of the Option contrary to the provisions hereof, or the levy of any attachment or similar process upon the Option, the Option and any such attempted assignment, transfer, pledge, encumbrance or disposition shall be null and void and of no further effect. The Option Holder further covenants and agrees that (i) the shares of Common Stock underlying the Option (to the extent not exercised) shall be subject to each of the restrictions set forth in this paragraph above, and (ii) he shall not enter into any agreement whatsoever prohibiting or restricting the pledge of the shares of Common Stock issuable upon exercise of the Option to the Company to secure the loan described in Section 4 of the Plan (the "Loan"), and in the event the Option Holder breaches this provision and enters into any such agreement, the Company will have no obligation to make the Loan to the Option Holder.

        5. If the Option Holder shall die, the Option may be exercised in full for the aggregate number of shares of Common Stock covered thereby by the legatee or legatees of the Option under the Option Holder's last will, or by the personal representatives or distributees of the estate of the Option Holder, during the term of the Option as defined by and subject to the provisions of paragraph 3, above.

        6. If all or any portion of the Option is exercised subsequent to any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, the Board of Directors of the Company (the "Board") or the Stock Option Committee established by the Board (the "Committee") shall make such appropriate adjustments in the purchase price paid upon exercise of the Option and the aggregate number and class of shares of Common Stock or other securities or property issuable upon any such exercise as the Board or Committee shall, in its sole discretion, determine. In any such event, no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued; further, the minimum number of full shares of Common Stock which may be purchased upon any such exercise shall be the minimum number specified in paragraph 3 adjusted proportionately.

        7. Payment of the purchase price of the shares of Common Stock subject to the Option shall be made in cash or in whole shares of Common Stock already owned by the Option Holder or partly in cash and partly in such Common Stock. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office, attention of the Secretary. Such notice shall (a) state the election to exercise the Option, the number of shares of Common Stock in respect of which it is being exercised and the manner of payment for such shares and (b) be signed by the person or persons so exercising the Option and, in the event the Option is being exercised pursuant to paragraph 5 by any person or persons other than the Option Holder, accompanied by appropriate proof of the right of such person or persons to exercise the Option. Such notice shall either (i) be accompanied by payment of the full purchase price of such shares of Common Stock, in which event the Company shall issue and deliver a certificate or certificates representing such shares as soon as practicable after the notice is received, or (ii) fix a date (not more than 10 business days from the date of such notice) for the payment of the full purchase price of such shares at the Company's principal office, against delivery of a certificate or certificates representing such shares. Cash payments of such purchase price shall, in either case, be made by cash or certified check payable to the order of the Company. Common Stock payments (valued at Market Price, as defined below, on the date of exercise) shall be made by delivery of stock certificates in negotiable form either duly endorsed in blank for transfer or accompanied by a duly executed stock power. All cash and Common Stock payments



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shall, in either case, be delivered to the Company at its principal office, attention of the Secretary. If certificates representing Common Stock are used to pay all or part of the purchase price of the Option, a separate certificate shall be delivered by the Company representing the same number of shares as each certificate so used, and an additional certificate shall be delivered representing the additional shares to which the holder of the Option is entitled as a result of the exercise of the Option. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Option. All shares issued as provided herein will be fully paid and nonassessable.

        For purposes hereof, the term "Market Price" shall mean at any date, the mean between the high and low sales prices of a share of Common Stock on the NYSE Composite Tape or, if the Common Stock is not listed or admitted to trading on the NYSE, the mean between the high and low sales prices of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the mean between the high and low sales prices of a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or, if the Common Stock is not reported by NASDAQ, the mean between the high and low sales prices of a share of Common Stock as reported by the National Quotation Bureau Incorporated, or, in all other cases, the value set in good faith by the Committee.

        8. The Option Holder hereby agrees to provide the Company no less than fifteen (15) days prior written notice of his or her intent to exercise the Option and to repay the Company the amount of Withholding Tax upon exercise, or at such earlier time as the Option may be determined to be taxable to the Option Holder, as set forth in the Plan. The Company shall have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover any Withholding Tax (that is, any tax including any Federal, State or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to the Option), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the Option Holder. For purposes of this paragraph, the value of shares of Common Stock so retained, sold or surrendered shall be determined by the Committee and shall not be less than Market Price on the date that the amount of the Withholding Tax is to be determined (the "Tax Date"), and the value of shares of Common Stock so retained or sold shall be the actual net sale price per share (after deduction of commissions) received by the Company.

        Notwithstanding the foregoing, the person exercising the Option shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by requiring the Company to retain or to accept upon delivery thereof by the Option Holder shares of Common Stock sufficient in value (determined in accordance with the last sentence of the preceding paragraph) to cover the amount of such Withholding Tax. Each such election to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (i) the election must be in writing and made on or prior to the Tax Date; and (ii) if the person exercising the Option is subject to Section 16 of the Securities Exchange Act of 1934, the election to have shares retained to satisfy the Withholding Tax must either (a) be an irrevocable election made after the Effective Date and at least six months prior to the Tax Date or (b) take effect, or with respect to elections made prior to the Effective Date, be made, during the ten business day "window period" beginning on the third business day following the date on which the Company releases



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for publication its annual or quarterly financial statements and ending on the twelfth business day following the date of release thereof.

        9. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all fees and expenses necessarily incurred by the Company in connection with the issue of shares pursuant hereto and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

        10. As used herein, the term "Common Stock" shall, except as otherwise indicated by the context, mean the Common Stock, par value $.001 per share, of the Company as authorized on the date hereof.

        11. This Option Agreement has been entered into pursuant to and shall be governed by the laws of the State of Georgia.

        12. This Agreement supersedes all prior discussions and agreements between the Company, Image and the Option Holder with respect to all matters contained herein, including that certain Replacement Stock Option Agreement dated August 10, 1993 by and between Image and the Option Holder. This Agreement constitutes the sole and entire agreement with respect thereto, and any representation, inducement, promise or agreement, whether oral or written, between the Company or Image, or any of their respective Officers, employees, or agents, and Option Holder which is not embodied herein shall be of no force or effect.

        IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its officer thereunder duly authorized, and the Option Holder has hereunto set his or her hand and seal, all as of the day and year first above written.

                              COMPANY

                              THE MAXIM GROUP, INC.

                              By:
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                                    A.J. Nassar, President

                              OPTION HOLDER

                              By: H. Stanley Padgett as Attorney-in-Fact
                              for Option Holder pursuant to Special Power of Attorney attached hereto as Appendix A

                              ------------------------------------------------
                              H. Stanley Padgett



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